UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

             CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934
           OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
                        15(d) OF THE SECURITIES EXCHANGE
                                  ACT OF 1934.

                                              Commission File Number  333-4356

                         Coast Hotels and Casinos, Inc.
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             (Exact name of registrant as specified in its charter)

                         Coast Hotels and Casinos, Inc.
                           4500 West Tropicana Avenue
                             Las Vegas, Nevada 89103
                                 (702) 365-7000
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       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     9.5% Senior Subordinated Notes due 2009
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            (Title of each class of securities covered by this Form)

                                      None
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                    (Titles of all other classes of securities for
       which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                  Rule 12g-4(a)(1)(i)       |_|
                  Rule 12g-4(a)(1)(ii)      |_|
                  Rule 12g-4(a)(2)(i)       |_|
                  Rule 12g-4(a)(2)(ii)      |_|
                  Rule 12h-3(b)(1)(i)       |X|
                  Rule 12h-3(b)(1)(ii)      |_|
                  Rule 12h-3(b)(2)(i)       |_|
                  Rule 12h-3(b)(2)(ii)      |_|
                  Rule 15d-6                |_|

     Approximate number of holders of record as of the certification or notice date: zero ----

     Pursuant to the requirements of the Securities Exchange Act of 1934, Coast Hotels and Casinos, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: August 2, 2004                   By:   /s/ Ellis Landau
                                          ----------------------------
                                            Name:  Ellis Landau
                                            Title: Vice President